EXHIBIT 99.1

March 3, 2004

WASHINGTON GROUP INTERNATIONAL REPORTS
FOURTH QUARTER AND YEAR-END RESULTS FOR FISCAL 2003

Performance Positions Company for Long-Term Growth

Backlog up Twenty Percent from Last Year

Year 2003 Highlights

•                  New work awards of $3.2 billion exceeded revenue by $684 million

•                  Backlog of $3.3 billion was up 20%, or $567 million from last year

•                  Revenue of $2.5 billion, down as expected from $3.7 billion last year

•                  Operating income of $150.5 million, up $9.4 million from last year

•                  Net income on a pro forma basis of $47.0 million, or EPS of $1.88 per basic and $1.85 per diluted share, compared to $44.1 million in 2002, or $1.76 per basic and diluted share

•                  Adjusted EBITDA was $158.6 million; compared to adjusted EBITDA of $108.2 million in 2002

•                  No outstanding debt and $238.8 million of cash on hand

Boise, Idaho - Washington Group International, Inc. (NASDAQ: WGII) today announced financial results for its fourth quarter and fiscal year ended January 2, 2004.

“I am very pleased with the progress we made throughout fiscal year 2003,” said Stephen G. Hanks, president and chief executive officer. “We surpassed the financial goals we set for ourselves and delivered value to our shareholders in a number of areas.  We improved the terms and conditions of our credit agreement and bonding facility.  New work exceeded revenue by $684 million, a clear sign that the business is growing and our strategy is working.  We are committed to continuing our tradition of delivering world-class engineering and management solutions to our clients’ most challenging engineering and construction problems.

For the year ended January 2, 2004, revenue was $2.5 billion, consistent with expectations, down $1.2 billion from last year due to the completion of several large projects acquired from Raytheon Company in 2000. Operating income was $150.5 million, up $9.4 million from $141.1 million in 2002. Net income on a pro forma basis was $47.0 million, or $1.88 per basic, and $1.85 per diluted share, compared to pro forma net income of $44.1 million, or $1.76 per basic and diluted share in 2002. Net income for 2002 included $9.1 million, or $0.36 per basic and diluted share, related to operating results of a business sold in October 2002.  Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, normal profit, and adjusted to exclude non-cash stock compensation and bankruptcy related items) for 2003 was $158.6 million, compared to $108.2 million for 2002.  Adjusted EBITDA includes cash reorganization charges, net of tax benefit, of $4.9 million and $36.1 million in 2003 and 2002, respectively.

Washington Group recognized $2.3 million of normal profit during 2003 compared to $30.9 million of normal profit in 2002, most of which related to Infrastructure projects that were acquired in 2000.  Normal profit is an accounting concept that requires a company to record at fair value all contracts of an acquired company that were in process on the acquisition date.

New work was $3.2 billion for 2003 compared with $3.3 billion for 2002. Backlog at year end 2003 was $3.3 billion, up $121 million from the third quarter of 2003, and up $567 million from one year ago. Backlog does not include approximately $713 million of government contracts in progress for work to be performed beyond December 2005. Approximately $1.9 billion of backlog at January 2, 2004, is expected to be recognized as revenue in 2004.

“Our strong balance sheet – along with our growing backlog – positions us for long-term growth,” stated Hanks.  “We closed the year with a new $350 million credit facility, no debt and over $238 million of cash on hand.  In 2003, our cash position improved by $68 million.  Also, in 2002 we listed our common stock on the NASDAQ National Market® which provided trading liquidity for our stockholders.

“As a professional management services business, we combine the highest degree of technical skill with innovative, cost-effective design to create high-value solutions for our customers,” stated Hanks.  “Our project portfolio, with its emphasis on cost reimbursable contracts, allows us to focus on consistent, long-term earnings growth, while we provide employees with challenging and meaningful work opportunities both domestically and abroad. With approximately 70 percent of our revenue in 2003, and approximately 69 percent of our new work being cost reimbursable, we have a diversified portfolio which allows us to be selective about the work we undertake to maintain our leadership position in several markets.

Fourth Quarter Results

“Our fourth quarter performance was very solid when you consider that we recorded $16 million in pre-tax non-cash charges during the quarter and still produced income of $3.4 million, or $0.13 per share,” stated Hanks.

For the fourth quarter ended January 2, 2004, Washington Group reported revenue of $620.9 million, down as expected from $840.4 million in 2002.  Operating income of $27.9 million, compared to $38.0 million in 2002.  Pro forma net income of $3.4 million – or $0.14 per basic and $0.13 per diluted share for 2003, compared to pro forma net income of $9.3 million, or $0.37 per basic and diluted share for 2002.  As previously announced and explained in more detail below, in the fourth quarter there were two non-cash charges which total $16.0 million ($9.5 million after tax), or $0.38 per diluted share.  Adjusted EBITDA for the fourth quarter of 2003 was $33.2 million, compared to $40.9 million for the fourth quarter of 2002.  New work was $747.5 million in the fourth quarter of 2003, primarily due to awards in the Infrastructure and Defense business units; this compares with new work of $1.0 billion in the fourth quarter of 2002 when government funding for chemical demilitarization was exceptionally high.

As previously announced, Dennis Washington agreed in November 2003 to serve as Chairman of the Board for three additional years.  In connection with this agreement, the Board elected to extend the exercise period of options previously awarded to Mr. Washington so the options will now expire on January 25, 2012. No changes were made to the exercise price or vesting schedule of Mr. Washington’s options.  As a result, in the fourth quarter of 2003, the Company recorded a non-cash charge of $6.2 million ($3.7 million after tax, or $0.15 per diluted share) because the exercise price for certain of these options was below the stock’s closing price of $29.01 on November 14, 2003, the date of the Board decision.

Also during the fourth quarter, the Company entered into a new four-year, $350-million credit facility and took a non-cash charge of $9.8 million ($5.8 million after tax or $0.23 per diluted share) in connection with the write-off of the unamortized balance of fees related to the prior facility.

For the quarter, all business units were profitable with Infrastructure and Energy & Environment providing the largest amount of operating income.  During the fourth quarter of 2002, operating income included approximately $10 million associated with the Electro Mechanical Division (EMD) which was sold during the quarter.

2003 Business Unit Performance

Energy & Environment:  For 2003, Energy & Environment generated revenue of $368.2 million, down $242.5 million from 2002. Operating income was $67.1 million, down $16.3 million from 2002. The decline in revenue and operating income for the year was due to the sale of EMD in October 2002, and the winding down of two large contracts.  For 2002, EMD’s revenues were $144.0 million, and operating income was $24.9 million. New work for the unit totaled $420.7 million in 2003, down $151.1 million from one year ago which included new work for EMD of $128.3 million. Backlog at year end was $441.1 million, up $54.3 million from year end 2002.

Defense: For 2003, Defense generated revenue of $506.1 million, down $51.0 million from 2002. Revenue was down due to the completion of the construction phase of two large projects, and the completion of closure activities on a chemical demilitarization project. Operating income increased $5.8 million from $44.1 million in 2002 to $49.9 million in 2003. Operating income in 2003 included an $8.0 million claim settlement on the closeout of a fixed-price construction project and $5.6 million from an additional claim settlement. New work awards totaled $500.2 million, down $212.2 million from a year ago when government funding for chemical demilitarization was exceptionally high.  Backlog at the end of the year was $641.6 million, down $5.9 million from year end 2002.  During the year the business unit successfully completed construction of an Arkansas chemical demilitarization plant ahead of schedule and under budget, and transitioned to the systemization and operations phases of the project.   Also during the

fourth quarter, the unit successfully completed the decommissioning of the Johnson Atoll Chemical Demilitarization facility well ahead of schedule.

Mining:  For 2003, Mining generated revenue of $84.2 million, up $15.6 million from 2002. The increase in revenue was due primarily to work on new projects in North America. Operating income was $33.5 million, up $1.1 million from 2002.  Included in operating income in the fourth quarter of 2002 was a one-time award of a $6.0 million co-generation credit at our MIBRAG joint venture in Germany. Operating income in 2003 increased due to improved performance of existing operations, income from new projects and included a gain of $3.2 million from the sale of coal leases during the fourth quarter. New work totaled $265.3 million, the highest level in years, up $148.1 million from $117.2 million a year ago as a result of significant project awards in 2003. Backlog at the end of the year was $435.2 million, up $155.4 million from year end 2002.

Power: For 2003, Power generated revenue of $511.8 million, down $493.8 million from $1,005.6 million in 2002. The decline in revenue was primarily due to the winding down of four new generation power projects and the completion of two emissions projects.  Operating income was $39.0 million, up $14.9 million from $24.1 million in 2002. This increase was due primarily to performance incentives earned on a steam generator replacement project and a plant modification project.  New work totaled $647.7 million, down $232.6 million from 2002, which included $95.3 million for the four new generation projects.  However, backlog at the end of 2003 increased $135.5 million to $437.9 million compared to $302.4 million at the end of 2002.

Infrastructure:  For 2003, Infrastructure generated revenue of $575.3 million, down $196.7 million from the same period in 2002. Revenue declined due primarily to the substantial completion of three large projects. Revenue for 2003 included $59.2 million from activity on projects beginning in the second half of 2003 for the U.S. Army Corps of Engineers in the Middle East.  Operating income was $30.4 million for 2003, up $12.6 million from the same period in 2002.  The increase was due to strong performance on two large toll road projects and the resolution in the fourth quarter of a $6.8 million claim, net of additional contract related expenses, on a Philippine dam and hydropower project.  Other claims and insurance settlements amounted to $7.9 million during the year, net of other contract related expenses.  Operating income for 2003 included only $2.3 million from recognition of normal profit compared to $25.5 million in 2002.  New work totaled $916.7 million, up $437.7 million from $479.0 million in 2002.  New work for the year was up significantly due to the award of the first large construction projects since our restructuring, as well as the award of work in the Middle East for the U. S. Army Corps of Engineers. Backlog at the end of the year was $1,107.5 million, up $341.4 million from $766.1 million at the end of 2002.

Industrial/Process: For 2003, Industrial/Process generated revenue of $458.2 million, down $180.5 million from $638.7 million in 2002. The decline in revenue was due primarily to the softness in domestic and international economies and the reduction in capital spending by many of our customers, combined with the completion of several large projects.  Operating income for 2003 of $7.2 million increased $3.1 million from 2002 due to better utilization of professional resources combined with a reduction in overhead costs.  New work awards totaled $429.7 million, down $112.2 million from $541.9 million in 2002. Backlog at the end of the year was $259.2 million, down $98.5 million from $357.7 million at the end of 2002.  For the last several years, many commercial clients were affected negatively by the overall economic slowdown resulting in declining capital expenditures both domestically and abroad. It appears that economic conditions are generally improving, which should result in increased spending by industrial customers. While the Industrial/Process business unit is sized to respond to existing market conditions, the business unit retains its core competencies, leaving it well positioned as market conditions improve.

Cash Flow

Cash on hand increased by $67.6 million during the year to $238.8 million. The increase was driven by cash provided by operations, the sale of the Petroleum Technology Center, and equipment sales related to the completion of a dam and hydropower project in the Philippines.

Outlook

Looking ahead to 2004, the Company expects Energy & Environment will play an important role. Washington Group also recently expanded its volume of work for the federal government through its projects for the U.S. Army Corps of Engineers in the Middle East, as well as a recently announced dam project in the United States. Mining markets are strong and opportunities continue to look good.

State and local government markets remain uncertain and the impact of budget shortfalls and balanced budget requirements are being carefully evaluated. However, because of Washington Group’s strengths in project development, attention will be focused on design-build opportunities, some of which rely on alternative methods of financing, and for which Washington Group has a widely recognized expertise.

In the Power market new generation opportunities continue to be soft. However, because of the depth and breadth of Washington Group service offerings, the Company expects to see numerous opportunities for clean air projects, nuclear steam generator replacements and related work, and nuclear and fossil operations and maintenance work.

Investor Conference Call

Washington Group International will host an investor conference call to discuss the fourth quarter and year 2003 results on March 4, 2004, at 10:00 a.m., ET. The Company will provide a webcast of its call live over the Internet on its corporate web site at www.wgint.com. Participants should allow approximately five minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. An online archive of the webcast will be made available a few hours following the end of the live call.

About the Company

Washington Group International, Inc. provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide.

With approximately 26,000 employees at work in over 40 states and more than 30 countries, the company provides professional, scientific, management, and development services in more than two dozen major markets.

Markets Served

Included among those markets are:  Power generation, transmission and distribution, and clean air solutions; environmental remediation; heavy civil construction; mining; nuclear services; defense, homeland security, and global threat reduction; industrial, gas, chemical, and pharmaceutical processing; manufacturing; facilities operations and management; transportation; and water resources.

###

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof.  Such forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties.  Actual results may vary materially as a result of changes or developments in social, economic, business market, legal and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by our customers, clients, suppliers, business partners, or government bodies.  We are subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of our customer base, and spending levels and priorities of the U.S., state and other governments.  Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives.  For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see “Note Regarding Forward-looking Information” and “Item 1. Business – Risk Factors” in Washington Group’s annual report on Form 10-K for fiscal year 2002.

Investor Contact	Media Contact
Terry K. Eller	Jack Herrmann
Washington Group International, Inc.	Washington Group International, Inc.
208-386-5722	208-386-5532
terry.eller@wgint.com	jack.herrmann@wgint.com

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(UNAUDITED)

	Three months ended		Year ended
	January 2, 2004 (Pro forma)(a)	January 3, 2003 (Pro forma)(a)	January 2, 2004 Pro forma (a)	January 3, 2003 (Pro forma)(a)
Revenue	$620,870	$840,344	$2,501,151	$3,661,526
Gross profit	$37,351	$34,206	$176,349	$160,156
Equity in income of unconsolidated affiliates	5,851	17,794	25,519	30,451
General and administrative expenses	(20,173)	(17,430)	(57,520)	(52,318)
Restructuring charges	—	—	—	(625)
Other operating income (expense)	4,942	3,420	6,182	3,420
Operating income	27,971	37,990	150,530	141,084
Investment income	491	526	1,748	1,326
Interest expense	(4,284)	(7,439)	(24,587)	(27,977)
Write-off of deferred financing fees	(9,831)	—	(9,831)	—
Other income (expense), net	(710)	(818)	(2,101)	1,311
Income before income taxes, minority interests and bankruptcy related items	13,637	30,259	115,759	115,744
Income tax expense	(5,533)	(13,417)	(46,888)	(49,920)
Minority interests in income of consolidated subsidiaries	(4,668)	(7,535)	(21,908)	(21,716)
Net income before bankruptcy related items	$3,436	$9,307	$46,963	$44,108
Net income per share before bankruptcy related items
Basic	$.14	$.37	$1.88	$1.76
Diluted	.13	.37	1.85	1.76
Common shares used
Basic	25,027	25,000	25,007	25,000(b )
Diluted	25,900	25,000	25,322	25,005(b )

(a)          For an explanation of pro forma adjustments, see “Reconciliation of GAAP to Pro Forma Summary Financial Data” provided further within this earnings release.

(b) The calculation of common shares outstanding for diluted and basic per share for the pro forma twelve months period assumes 25,000 shares outstanding for the one month ending February 1, 2002.

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(UNAUDITED)

	Successor Company
	January 2, 2004	January 3, 2003
ASSETS
Current assets
Cash and cash equivalents	$238,835	$171,192
Accounts receivable, including retentions of $13,663 and $23,546, respectively	248,456	214,678
Unbilled receivables	142,250	178,290
Investments in and advances to construction joint ventures	26,346	23,271
Deferred income taxes	89,320	74,223
Assets held for sale	—	23,543
Other	43,804	45,897
Total current assets	789,011	731,094

Investments and other assets
Investments in unconsolidated affiliates	145,144	99,356
Goodwill	359,903	387,254
Deferred income taxes	26,644	51,219
Other	18,928	27,210
Total investments and other assets	550,619	565,039

Property and equipment
Construction equipment	94,234	124,099
Other equipment and fixtures	28,500	25,233
Buildings and improvements	10,212	12,377
Land and improvements	2,491	5,950
Total property and equipment	135,437	167,659
Less accumulated depreciation	(64,544)	(48,428)
Property and equipment, net	70,893	119,231
Total assets	$1,410,523	$1,415,364

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except per share data)

(UNAUDITED)

	Successor Company
	January 2, 2004	January 3, 2003
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and subcontracts payable, including retentions of $21,184 and $19,623, respectively	$176,300	$165,618
Billings in excess of cost and estimated earnings on uncompleted contracts	170,182	202,600
Accrued salaries, wages and benefits, including compensated absences of $45,765 and $43,580, respectively	131,216	136,214
Other accrued liabilities	60,708	82,513
Liabilities related to assets held for sale	—	8,167
Total current liabilities	538,406	595,112
Non-current liabilities
Self-insurance reserves	58,674	69,934
Pension, post-retirement and other benefit obligations	104,090	97,453
Total non-current liabilities	162,764	167,387
Contingencies and commitments
Minority interests	48,469	56,115
Stockholders’ equity
Preferred stock, par value $.01 per share, 10,000 shares authorized	—	—
Common stock, par value $.01 per share, 100,000 shares authorized; 25,046 and 25,000 shares issued, respectively	250	250
Capital in excess of par value	528,484	521,103
Stock purchase warrants	28,647	28,647
Retained earnings	79,764	37,701
Accumulated other comprehensive income	23,739	9,049
Total stockholders’ equity	660,884	596,750
Total liabilities and stockholders’ equity	$1,410,523	$1,415,364

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(UNAUDITED)

	Successor Company		Predecessor Company
	Year ended January 2, 2004	Eleven months ended January 3, 2003	One month ended February 1, 2002	One month ended December 28, 2001	Year ended November 30, 2001
Operating activities
Net income (loss)	$42,063	$37,701	$522,150	$(25,910)	$(84,976)
Reorganization items	4,900	3,174	36,979	8,148	56,479
Adjustments to reconcile net income (loss) to cash provided (used) by operating activities:
Reorganization items:
Cash paid for reorganization items	(9,869)	(19,091)	(20,548)	(11,364)	(40,958)
Fresh-start adjustments	—	—	35,078	—	—
Extraordinary item-gain on debt discharge	—	—	(567,193)	—	—
Depreciation of property and equipment	31,369	50,742	5,612	5,292	74,397
Amortization of goodwill	—	—	—	1,553	14,635
Amortization and write-off of financing fees	19,565	11,091	624	354	20,715
Normal profit	(2,331)	(27,425)	(3,518)	(4,378)	(87,200)
Non-cash income tax expense	43,057	40,309	(9,147)	(13,413)	(44,068)
Minority interests in net income of consolidated subsidiaries	21,908	20,584	1,132	(56)	15,528
Equity in income of unconsolidated affiliates, less dividends received	(17,091)	(15,717)	(3,109)	(1,058)	530
Self-insurance reserves	(11,259)	20,611	7,921	2,540	(24,667)
Compensation related to stock options	6,174	—	—	—	—
Loss (gain) on sale of assets, net	(7,682)	(5,599)	227	(262)	(6,562)
Gain on foreign entity bankruptcies, including cash forfeited of $7,185	—	—	—	—	(41,729)
Other	1,901	8,857	(7,635)	(1,990)	(9,834)
Changes in other assets and liabilities (including assets and liabilities held for sale):
Accounts receivable and unbilled receivables	605	150,644	41,883	13,994	167,033
Investments in and advances to construction joint ventures	(7,531)	14,936	4,138	3,765	970
Other current assets	2,869	15,607	(5,212)	8,301	(31,166)
Accounts payable and subcontracts payable, accrued salaries, wages and benefits and other accrued liabilities	(4,629)	(102,270)	20,027	29,288	21,363
Billings in excess of cost and estimated earnings	(34,408)	(131,291)	(52,821)	(3,587)	(234,574)
Net cash provided (used) by operating activities	79,611	72,863	6,588	11,217	(234,084)
Investing activities
Property and equipment acquisitions	(12,213)	(22,957)	(3,903)	(1,266)	(37,018)
Property and equipment disposals	34,881	19,326	2,339	434	26,178
Purchases of available-for-sale securities	—	—	—	—	(12,224)
Sales and maturities of available-for-sale securities	—	—	—	—	51,347
Purchase of equity investment	—	—	—	—	(17,500)
Proceeds from business sales	17,700	77,133	—	—	—
Net cash provided (used) by investing activities	40,368	73,502	(1,564)	(832)	10,783

WASHINGTON GROUP INTERNATIONAL

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(In thousands)

(UNAUDITED)

	Successor Company		Predecessor Company
	Year ended January 2, 2004	Eleven months ended January 3, 2003	One month ended February 1, 2002	One month ended December 28, 2001	Year ended November 30, 2001
Financing activities
Payments on senior secured credit facilities	—	—	(20,000)	—	—
Proceeds from debtor-in-possession financing	—	—	—	—	16,000
Repayment of debtor-in-possession financing	—	—	—	—	(16,000)
Net payments on long-term revolving line of credit	—	—	—	—	(1,294)
Payment of financing and bonding fees	(11,438)	—	(34,749)	—	(16,500)
Net borrowings (repayments) under credit agreement	—	(40,000)	40,000	—	—
Distributions to minority interests, net (including $30,853 related to sale of EMD in eleven months ended January 3, 2003)	(42,105)	(63,374)	(227)	(547)	(24,023)
Proceeds from exercise of stock options	1,207	—	—	—	—
Net cash used by financing activities	(52,336)	(103,374)	(14,976)	(547)	(41,817)
Increase (decrease) in cash and cash equivalents	67,643	42,991	(9,952)	9,838	(265,118)
Cash and cash equivalents at beginning of period	171,192	128,201	138,153	128,315	393,433
Cash and cash equivalents at end of period	$238,835	$171,192	$128,201	$138,153	$128,315

WASHINGTON GROUP INTERNATIONAL, INC.

SEGMENT INFORMATION

(In millions)

(UNAUDITED)

	Three months ended		Year ended
	January 2, 2004	January 3, 2003	January 2, 2004	January 3, 2003
				Pro forma (a)
REVENUE
Power	$119.4	$235.0	$511.8	$1,005.6
Infrastructure	180.3	175.6	575.3	772.0
Mining	18.9	14.9	84.2	68.6
Industrial/Process	102.7	156.7	458.2	638.7
Defense	127.5	121.6	506.1	557.1
Energy & Environment	76.7	139.6	368.2	610.7
Intersegment, eliminations and other	(4.6)	(3.0)	(2.6)	8.8
Total revenues	$620.9	$840.4	$2,501.2	$3,661.5

OPERATING INCOME (LOSS)
Power	$8.3	$(.4)	$39.0	$24.1
Infrastructure	15.1	5.6	30.4	17.8
Mining	9.5	16.3	33.5	32.4
Industrial/Process	2.2	(3.7)	7.2	4.1
Defense	8.3	14.4	49.9	44.1
Energy & Environment	10.7	27.7	67.1	83.4
Intersegment and other unallocated operating costs	(6.0)	(4.5)	(19.1)	(11.9)
General and administrative expense, corporate	(20.2)	(17.4)	(57.5)	(52.3)
Restructuring charges	—	—	—	(.6)
Total operating income	$27.9	$38.0	$150.5	$141.1

NEW WORK
Power	$96.1	$225.8	$647.7	$880.3
Infrastructure	262.4	79.9	916.7	479.0
Mining	108.0	45.9	265.3	117.2
Industrial/Process	69.8	162.3	429.7	541.9
Defense	161.5	341.4	500.2	712.4
Energy & Environment	54.3	195.8	420.7	571.8
Other	(4.6)	(9.0)	5.3	16.3
Total new work	$747.5	$1,042.1	$3,185.6	$3,318.9

(a)          For comparative purposes, the segment information provided above for the year ended January 3, 2003 combines information of reorganized Washington Group International for the eleven months ended January 3, 2003 with information of pre-reorganization Washington Group International for the one month ended February 1, 2002. See “Reconciliation of GAAP Segment Information to Pro Forma for the Year Ended January 3, 2003” below.

BACKLOG (In millions)	January 2, 2004	October 3, 2003	January 3, 2003
Power	$437.9	$461.3	$302.4
Infrastructure	1,107.5	1,025.4	766.1
Mining	435.2	352.5	279.8
Industrial/Process	259.2	292.5	357.7
Defense	641.6	607.6	647.5
Energy & Environment	441.1	462.5	386.8
Other	—	—	14.8
Total backlog	$3,322.5	$3,201.8	$2,755.1

ADJUSTED EBITDA

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) is presented because it is a measure commonly used in financial analysis in credit and equity markets to evaluate operating liquidity.  In addition, management includes it in the various performance measures that are routinely produced and analyzed as a measure of liquidity.  Adjusted EBITDA is not a measure of operating performance computed in accordance with GAAP, and should not be considered as a substitute for earnings from operations, net income or loss, cash flows from operating activities or other statements of operations or cash flow data prepared in conformity with GAAP, or as a GAAP measure of profitability or liquidity.  In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Our calculation of Adjusted EBITDA represents earnings, adjusted to exclude non-cash stock compensation and reorganization items, but before interest, taxes, depreciation and amortization and normal profit.  Components of Adjusted EBITDA are presented below:

ADJUSTED EBITDA	Three months ended		Year ended
(In millions) (UNAUDITED)	January 2, 2004	January 3, 2003	January 2, 2004	January 3, 2003
Net income	$2.2	$9.7	$42.1	$559.9
Non-cash stock compensation and reorganization items (a)	6.2	—	6.2	(531.2)
Income taxes	5.5	13.4	46.9	26.1
Interest expense (b)	14.1	7.5	34.4	28.0
Depreciation and amortization (c)	6.1	12.0	31.3	56.3
Normal profit	(.9)	(1.7)	(2.3)	(30.9)
Total (d)	$33.2	$40.9	$158.6	$108.2

(a)          Includes $6.2 million of stock compensation expense in 2003,and, for 2002, the extraordinary gain on debt discharge of $567.2 million, net of tax of $343.5 million, offset by $36.0 million of non-cash reorganization charges.

(b)         Interest expense for the year ended January 2, 2004, includes the write-off of deferred financing fees of $9.8 million that occurred in the fourth quarter of 2003 in connection with refinancing the Senior Secured Revolving Credit Facility.

(c)          Depreciation and goodwill amortization includes $1.2 million and $10.1 million for the three months and year ended January 2, 2004, respectively, and $8.4 million and $30.1 million for the three months and year ended January 3, 2003, respectively, of depreciation on equipment used on a recently completed dam and hydropower project in the Philippines.  We began selling the equipment during the third quarter of 2002.  The majority of the equipment was sold as of January 2, 2004.

(d)         Adjusted EBITDA for the three months and year ended January 2, 2004 includes cash reorganization charges of $(1.2) million and $(4.9) million, respectively, which provided minimal tax benefit. For the three months ended January 3, 2003, Adjusted EBITDA includes a $0.4 million credit with no related tax charge.  For the year ended January 3, 2003, Adjusted EBITDA includes cash reorganization charges of $(36.1) million after tax.

RECONCILIATION OF GAAP TO PRO FORMA SUMMARY FINANCIAL DATA

Washington Group International’s financial results for the three months and years ended January 2, 2004 and January 3, 2003 presented in this news release are pro forma in nature.

The GAAP results for the three months and year ended January 2, 2004 are adjusted as follows:

•                  The pro forma results exclude the effects of reorganization items of $(1.2) million and $(4.9) million for the three months and year ended, respectively, which resulted from professional fees and expenses related to the bankruptcy proceedings. The tax benefit associated with these expenses was minimal for both reporting periods.

The GAAP results for the three months and year ended January 3, 2003 are adjusted as follows:

•                  Washington Group International successfully emerged from bankruptcy protection as a reorganized company on January 25, 2002 and began reporting as a new entity effective February 1, 2002. GAAP requires Washington Group International to report its results for the reorganized entity separately from those of the company as it existed prior to its reorganization. The pro forma results of operations for the year ended January 3, 2003 combine the results of the reorganized company for the eleven months ended January 3, 2003 with pre-reorganization results for the one month ended February 1, 2002.

•                  The pro forma results for the year ended January 3, 2003, exclude the extraordinary gain of $567.2 million, net of tax of $343.5 million arising from the discharge of liabilities in connection with the company’s emergence from bankruptcy protection.

•                  The pro forma results exclude the effects of reorganization items, including “fresh-start” accounting adjustments to reflect the assets and liabilities of the newly reorganized company on February 1, 2002 at fair value. This resulted in a credit to pro forma earnings for the three months ended January 3, 2003 of $0.4 million of professional fees, for which no tax benefit was provided. For the year ended January 3, 2003, the reorganization items consisted of charges to earnings of $(36.0) million, and professional fees and expenses related to the bankruptcy proceeding of $(39.2) million, which together totaled $(75.2) million or $(51.4) million after tax.

A reconciliation of the results reported under GAAP to the pro forma summary financial data is included below.

(In millions)	Three months ended January 2, 2004	Adjustments	Three months ended January 2, 2004
(UNAUDITED)			(Pro forma)
Revenue	$620.9	$—	$620.9
Gross profit	37.3	—	37.3
Equity in income of unconsolidated affiliates	5.9	—	5.9
General and administrative expenses	(20.2)	—	(20.2)
Other operating income (expense), net	4.9	—	4.9
Operating income	27.9	—	27.9
Investment income	.5	—	.5
Interest expense	(4.3)	—	(4.3)
Write-off of financing fees	(9.8)	—	(9.8)
Other income (expense), net	(.7)	—	(.7)
Income before reorganization items, income taxes, and minority interests	13.6	—	13.6
Reorganization items	(1.2)	1.2	—
Income tax expense	(5.5)	—	(5.5)
Minority interests in income of consolidated subsidiaries	(4.7)	—	(4.7)
Net income	$2.2	$1.2	$3.4

(In millions)	Year ended January 2, 2004	Adjustments	Year ended January 2, 2004
(UNAUDITED)			(Pro forma)
Revenue	$2,501.2	$—	$2,501.2
Gross profit	176.3	—	176.3
Equity in income of unconsolidated affiliates	25.5	—	25.5
General and administrative expenses	(57.5)	—	(57.5)
Other operating income (expense), net	6.2	—	6.2
Operating income	150.5	—	150.5
Investment income	1.8	—	1.8
Interest expense	(24.6)	—	(24.6)
Write-off of financing fees	(9.8)	—	(9.8)
Other income (expense), net	(2.1)	—	(2.1)
Income before reorganization items, income taxes, and minority interests	115.8	—	115.8
Reorganization items	(4.9)	4.9	—
Income tax expense	(46.9)	—	(46.9)
Minority interests in income of consolidated subsidiaries	(21.9)	—	(21.9)
Net income	$42.1	$4.9	$47.0

(In millions)	Three months ended January 3, 2003	Adjustments	Three months ended January 3, 2003
(UNAUDITED)			(Pro forma)
Revenue	$840.4	$—	$840.4
Gross profit	34.2	—	34.2
Equity in income of unconsolidated affiliates	17.8	—	17.8
General and administrative expenses	(17.4)	—	(17.4)
Other operating income (expense), net	3.4	—	3.4
Operating income	38.0	—	38.0
Investment income	.5	—	.5
Interest expense	(7.5)	—	(7.5)
Other income (expense), net	(.8)	—	(.8)
Income before reorganization items, income taxes, and minority interests	30.2	—	30.2
Reorganization items	.4	(.4)	—
Income tax expense	(13.4)	—	(13.4)
Minority interests in income of consolidated subsidiaries	(7.5)	—	(7.5)
Net income	$9.7	$(.4)	$9.3

(In millions)	Eleven months ended January 3, 2003	One month ended February 1, 2002	Adjustments	Year ended January 3, 2003
(UNAUDITED)				(Pro forma)
Revenue	$3,311.6	$349.9	$—	$3,661.5
Gross profit	149.0	11.1	—	160.1
Equity in income of unconsolidated affiliates	27.4	3.1	—	30.5
General and administrative expenses	(48.1)	(4.2)	—	(52.3)
Restructuring charges	—	(.6)	—	(.6)
Other operating income (expense)	3.4	—	—	3.4
Operating income	131.7	9.4	—	141.1
Investment income	.9	.4	—	1.3
Interest expense	(26.8)	(1.2)	—	(28.0)
Other income (expense), net	1.8	(.5)	—	1.3
Income before reorganization items, income taxes, minority interests and extraordinary item	107.6	8.1	—	115.7
Reorganization items	(3.1)	(72.1)	75.2	—
Income tax (expense) benefit	(46.2)	20.1	(23.8)	(49.9)
Minority interests in income of consolidated subsidiaries	(20.6)	(1.1)	—	(21.7)
Income (loss) before extraordinary item	37.7	(45.0)	51.4	44.1
Extraordinary item – gain on debt discharge, net of tax of $343.5	—	567.2	(567.2)	—
Net income	$37.7	$522.2	$(515.8)	$44.1

WASHINGTON GROUP INTERNATIONAL, INC.

RECONCILIATION OF GAAP SEGMENT INFORMATION TO PRO FORMA SEGMENT INFORMATION

FOR THE TWELVE MONTHS ENDED JANUARY 3, 2003

(In millions)

(UNAUDITED)

GAAP requires us to report our results for the reorganized entity separately from those of the company as it existed prior to the reorganization. Following are segment information of the reorganized company for the eleven months ended January 3, 2003 and pre-reorganization segment information for the one month ended February 1, 2002, as well as pro forma combined segment information for the twelve months ended January 3, 2003.

REVENUE	Eleven months ended January 3, 2003	One month ended February 1, 2002	Year ended January 3, 2003
			(Pro forma)
Power	$920.1	$85.5	$1,005.6
Infrastructure	692.1	79.9	772.0
Mining	63.3	5.3	68.6
Industrial/Process	574.4	64.3	638.7
Defense	495.0	62.1	557.1
Energy & Environment	560.3	50.4	610.7
Intersegment, eliminations and other	6.4	2.4	8.8
Total revenues	$3,311.6	$349.9	$3,661.5

OPERATING INCOME (LOSS)
Power	$23.9	$.2	$24.1
Infrastructure	14.8	3.0	17.8
Mining	29.2	3.2	32.4
Industrial/Process	3.5	.6	4.1
Defense	42.2	1.9	44.1
Energy & Environment	77.8	5.6	83.4
Intersegment and other unallocated operating costs	(11.6)	(.9)	(12.5)
General and administrative expense, corporate	(48.1)	(4.2)	(52.3)
Total operating income	$131.7	$9.4	$141.1

RECONCILIATION OF ADJUSTED EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES

We believe that net cash provided by operating activities is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted EBITDA. The following table reconciles Adjusted EBITDA to net cash provided by operating activities for each of the periods for which Adjusted EBITDA is presented in this news release.

	Three months ended		Year ended
(In millions)	January 2, 2004	January 3, 2003	January 2, 2004	January 3, 2003
				Pro forma (a)
ADJUSTED EBITDA	$33.2	$40.9	$158.6	$108.2
Tax expense	(5.5)	(13.4)	(46.9)	(26.1)
Interest expense (b)	(14.1)	(7.5)	(34.4)	(28.0)
Amortization and write-off of deferred financing fees (b)	10.5	3.0	19.6	11.7
Reorganization items	1.2	(.4)	4.9	39.2
Cash paid for reorganization items	(2.1)	(6.8)	(9.9)	(39.6)
Non-cash income tax expense	4.8	11.8	43.1	31.2
Minority interest in income of consolidated subsidiaries	4.7	7.6	21.9	21.7
Equity in income of unconsolidated affiliates less dividends received	2.1	(14.2)	(17.1)	(18.9)
Gain on sale of assets, net	(3.2)	(5.4)	(7.7)	(5.4)
Changes in net operating assets and liabilities	10.3	(15.3)	(52.5)	(14.6)
Net cash provided by operating activities	$41.9	$.3	$79.6	$79.4
Net cash provided by operating activities for the twelve months ended January 2, 2004	$79.6
Less: Net cash used by operating activities for the nine months ended October 3, 2003	(37.7)
Net cash provided by operating activities for the three months ended January 2, 2004	$41.9
Net cash provided by operating activities for the eleven months ended January 3, 2003		$72.8
Less: Net cash used by operating activities for the eight months ended September 27, 2002		(72.5)
Net cash provided by operating activities for the three months ended January 3, 2003		$.3
Net cash provided by operating activities for the eleven months ended January 3, 2003				$72.8
Plus: Net cash provided by operating activities for the one month ended February 1, 2002				6.6
Pro forma net cash provided by operating activities for the twelve months ended January 3, 2003				$79.4

(a)          For comparative purposes, the pro forma financial information provided above for the year ended January 3, 2003 combines information of the Successor Company after emergence from bankruptcy for the eleven months ended January 3, 2003 with pre-emergence information of the Predecessor Company for the one month ended February 1, 2002.

(b)         Includes the $9.8 million write-off of deferred financing fees that occurred in the fourth quarter of 2003 in connection with refinancing of the Senior Secured Revolving Credit Facility.